Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cool Holdings, Inc.

Maryland

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3/A, of our report dated November 14, 2017, relating to the financial statements of OneClick Argentino S.R.L., which is incorporated by reference from the amended registration statement filed on Form S-4 (Registration No. 333-220525) of Cool Holdings, Inc. (previously InfoSonics Corporation) filed February 9, 2018, as well as the Prospectus filed pursuant to Rule 424(b)(3), filed on February 12, 2018, which forms part of such Registration Statement on Form S-4.  Our report contains an explanatory paragraph regarding the OneClick Argentino S.R.L.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Miguel Marcelo Canetti

Becher y Asociados S.R.L.

Miguel Marcelo Canetti

Partner

September 7, 2018